Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 333-203873 on Form S-4 of Mylan N.V. of our reports dated March 2, 2015 (June 11, 2015 as to Note 14), relating to the consolidated financial statements and consolidated financial statement schedule of Mylan Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Mylan N.V. dated June 11, 2015, and to the reference to us under the heading “Experts” in the prospectus/offer to exchange, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

August 28, 2015